EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of an additional 199,321 shares of Common Stock of ISTA Pharmaceuticals, Inc. reserved for issuance under the ISTA Pharmaceuticals, Inc. 2000 Stock Plan of our report dated February 14, 2003, with respect to the consolidated financial statements of ISTA Pharmaceuticals, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ending December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

San Diego, California
April 8, 2003